UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

O’Charley’s Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

O’Charley’s • Stoney River Legendary Steaks • Ninety Nine Restaurant
3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500
Dear Shareholder:
     It is my pleasure to extend to you a cordial invitation to attend the annual meeting of shareholders of O’Charley’s Inc. to be held at 9:00 a.m., local time, on Wednesday, May 12, 2010, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee.
     At the meeting, shareholders will be asked to (i) elect Arnaud Ajdler, William F. Andrews, Douglas Benham, Philip J. Hickey, Jr., Gregory Monahan, Dale W. Polley, Richard Reiss, Jr., H. Steve Tidwell, Robert J. Walker, Jeffrey D. Warne and Shirley A. Zeitlin to the company’s board of directors; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010; (iii) to consider a shareholder proposal, if presented at the meeting; and (iv) transact such other business as may properly come before the annual meeting. In addition, we will present a report on the condition and performance of the company, and you will have an opportunity to ask questions of management on matters that affect the interests of all shareholders.
     This year, we are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice instead of a paper copy of our proxy statement and our annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2009 annual report and a form of proxy card.
     We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy card by mail, you may complete and return the proxy card in the postage-paid envelope provided or follow the instructions on the proxy card for voting by telephone or the Internet. Your vote is important.
     I look forward to seeing you on Wednesday, May 12.
Sincerely,
Jeffrey D. Warne
President and Chief Executive Officer

O’Charley’s • Stoney River Legendary Steaks • Ninety Nine Restaurant
3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     As a shareholder of O’Charley’s Inc., you are hereby given notice of and invited to attend the annual meeting of shareholders of the company to be held at 9:00 a.m., local time, on Wednesday, May 12, 2010, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, for the following purposes:
1.	To elect Arnaud Ajdler, William F. Andrews, Douglas Benham, Philip J. Hickey, Jr., Gregory Monahan, Dale W. Polley, Richard Reiss, Jr., H. Steve Tidwell, Robert J. Walker, Jeffrey D. Warne and Shirley A. Zeitlin as directors to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010; and

3.	To consider a shareholder proposal, if presented at the annual meeting; and

4.	To transact such other business as may properly come before the annual meeting.
     Shareholders of record at the close of business on March 19, 2010 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.
     You can ensure that your shares of common stock are voted at the annual meeting by casting your vote by telephone or the Internet, or, if you received a paper copy of a proxy card by mail, by dating the proxy card and returning it in the envelope provided. Voting telephonically or by the Internet, or sending in a signed proxy, will not affect your right to attend the annual meeting and vote in person. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO VOTE TELEPHONICALLY OR BY THE INTERNET, OR, IF YOU RECEIVED A PAPER COPY OF A PROXY CARD, TO SIGN AND DATE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.
By the Order of the Board of Directors
Colin M. Daly, Esq.
General Counsel, Secretary and Compliance Officer
Nashville, Tennessee
March 29, 2010

O’CHARLEY’S INC.
3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500

PROXY STATEMENT

     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 12, 2010: This Notice of Annual Meeting and Proxy Statement and the 2009 Annual Report are available at www.proxyvote.com.
     The accompanying proxy is solicited by the board of directors of the company for use at the annual meeting of shareholders to be held on May 12, 2010, and at any adjournment or postponement thereof. The purposes of the annual meeting are to vote on a proposal to elect Arnaud Ajdler, William F. Andrews, Douglas Benham, Philip J. Hickey, Jr., Gregory Monahan, Dale W. Polley, Richard Reiss, Jr., H. Steve Tidwell, Robert J. Walker, Jeffrey D. Warne and Shirley A. Zeitlin to the company’s board of directors, to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010, to consider a shareholder proposal described in the attached proxy statement and to transact such other business as may properly be brought before the annual meeting. This proxy statement and the accompanying proxy card are first being distributed and made available to shareholders on or about March 29, 2010.
     Shareholders of record at the close of business on the record date, March 19, 2010, are entitled to notice of and to vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.
     The presence at the meeting, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the meeting. As of the record date, 21,580,399 shares of the company’s common stock were outstanding. Proxies received but marked as abstentions or “broker non-votes” (which, as discussed further below, occurs when a proxy is returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote) will be counted as present for purposes of determining a quorum on all matters.
     Shares of common stock represented by a proxy properly submitted at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If your shares are held by your broker or other nominee, often referred to as in “street name,” you will receive a form from your broker seeking instructions as to how your shares should be voted. If you are a registered shareholder and received a notice of availability of our proxy materials over the Internet, you may vote by telephone or electronically through the Internet by following the instructions included in the notice. If you are a registered shareholder and received paper proxy materials through the mail, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card, or you may sign, date and return the proxy card provided with your proxy materials.
     If a proxy is submitted without specifying choices, the shares will be voted as recommended by the company’s board of directors. A shareholder who submits a proxy may revoke it at any time before it is voted by attending the annual meeting and electing to vote in person, by notifying the secretary of the company in writing, or by duly submitting a proxy bearing a later date. If your shares are held in street name, you should contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares in its discretion on “routine” matters, but may not vote your shares on “non-routine” matters.
     The affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors in Proposal 1, the ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for 2010 in Proposal 2, and the shareholder proposal in Proposal 3. The election of directors and the shareholder proposal are considered “non-routine” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. As mentioned above, these so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for the election of directors and the approval of the shareholder proposal. However, the proposal to approve the appointment of our independent registered public accounting firm is considered a “routine” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. Abstentions will have no effect on the outcome of any of the proposals to be presented at the annual meeting.
     It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, including, without limitation, a motion to adjourn the meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to any of the proposals to be considered at the annual meeting, or soliciting additional proxies in favor of the approval of any such proposals, the persons named on the accompanying proxy card will vote the shares represented by such proxy upon such matters in their discretion. Should the annual meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the annual meeting was originally convened, except for proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following persons are known by the company to be the beneficial owners of more than 5% of the outstanding shares of the company’s common stock. The following information is as of March 12, 2010 and is based upon information set forth in Schedules 13D and 13G filed by such persons with the United States Securities and Exchange Commission (the “SEC”).

	Amount and
	Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership		of Class
Crescendo Partners	2,857,335	(1)	13.4%
10 East 53rd Street, 35th Floor New York, New York 10022

BlackRock, Inc.	1,781,401	(2)	8.4%
40 East 52nd Street New York, New York 10022

Dimensional Fund Advisors LP	1,737,427	(3)	8.2%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746

Loomis, Sayles & Co., L.P.	1,396,370	(4)	6.6%
One Financial Center Boston , Massachusetts 02111

(1)	This information is as of February 27, 2009 and is based solely on a Schedule 13D/A filed jointly by Crescendo Partners II, L.P., Series Z, Crescendo Investments II, LLC, Crescendo Partners III, L.P., Crescendo Investments III, LLC and Eric Rosenfeld on January 6, 2009 and a Form 4 filed jointly by Crescendo Partners II, L.P., Series Z, Crescendo Investments II, LLC, Crescendo Partners III, L.P., Crescendo Investments III, LLC and Eric Rosenfeld on February 27, 2009. As reported in such filings, Eric Rosenfeld has sole voting power and sole dispositive power with respect to 2,857,335 shares. This amount includes shares held by Crescendo Partners II, L.P., Series Z, which has sole voting power and sole dispositive power with respect to 2,720,861 shares, shares held by Crescendo Investments II, LLC, which has sole voting power and sole dispositive power with respect to 2,720,861 shares, shares held by Crescendo Partners III, L.P., which has sole voting power and sole dispositive power with respect to 136,474 shares, and shares held by Crescendo Investments III, LLC, which has sole voting power and sole dispositive power with respect to 136,474 shares. Mr. Rosenfeld is the managing member of Crescendo Investments II, LLC and Crescendo Investments III, LLC, which are the general partners of Crescendo Partners II, L.P., Series Z, and Crescendo Partners III, L.P., respectively.

(2)	This information is as of December 31, 2009 and is based solely on a Schedule 13G filed by BlackRock, Inc. on January 29, 2010. As reported in such filing, BlackRock, Inc. has shared voting power and shared dispositive power with respect to 1,781,401 shares. This amount also includes shares held by BlackRock Advisors (UK) Limited, BlackRock Institutional Trust company, N.A., BlackRock Fund Advisors, BlackRock Investment Management, LLC, and BlackRock International Ltd.

(3)	This information is as of December 31, 2009 and is based solely on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 8, 2010. As reported in such filing, Dimensional Fund Advisors LP has sole voting power and sole dispositive power with respect to 1,737,427 shares.

(4)	This information is as of December 31, 2009 and is based solely on a Schedule 13G filed by Loomis, Sayles & Co., L.P. on February 16, 2010. As reported in such filing, Loomis, Sayles & Co., L.P., has sole voting power with respect to 809,218 shares and sole dispositive power with respect to 1,396,370 shares.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
     The company’s board of directors has approved a set of Corporate Governance Guidelines recommended by the company’s nominating and corporate governance committee. These guidelines address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters. The board of directors believes such guidelines to be appropriate for the company in its effort to maintain “best practices” as to corporate governance. You may access a copy of the company’s Corporate Governance Guidelines on the “Investor Relations” section of the company’s website at www.ocharleysinc.com.
Director Independence
     The board has determined that each of the following directors is an “independent director” within the meaning of Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market, LLC (“Nasdaq”):

Arnaud Ajdler William F. Andrews Douglas Benham	Philip J. Hickey, Jr. Gregory Monahan Dale W. Polley Richard Reiss, Jr.	H. Steve Tidwell Robert J. Walker Shirley A. Zeitlin
     During 2009, the independent directors met in executive session at which only independent directors were present following each of the regular quarterly meetings of the board.
Leadership Structure and Risk Oversight
     The company separates the positions of chief executive officer and chairman of the board of directors, consistent with our view of corporate governance. In particular, in connection with the promotion of Jeffrey D. Warne to serve as the company’s president and chief executive officer and Mr. Warne’s appointment to the board of directors in 2009, the board of directors also appointed Philip J. Hickey, Jr. to serve as its non-executive chairman. In light of these changes, the board determined that the position of lead independent director was no longer necessary, because Mr. Hickey brings an independent view to the chairman position, while the input and viewpoint from management’s perspective that is critical to board deliberations can be articulated by Mr. Warne. Also in 2009, the board disbanded the executive committee and instituted telephonic meetings among the full board of directors held in each of the nine four-week accounting periods in which an in-person board meeting is not held. The board of directors believes that this board leadership structure is appropriate for the company at this time.
     It is management’s responsibility to manage risk and bring to the board of directors’ attention the material risks to the company Our board of directors regularly reviews various areas of significant risk to the company, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full board of directors include competition risks, casual dining industry risks, macro economic risks, liquidity risks, business operations risks and risks related to strategic company initiatives. Our audit committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the audit committee include accounting, financial and auditing risks; risks related to the preparation of our financial statements; risk related to our disclosure controls and procedures, as well as internal controls and procedures required by the Sarbanes-Oxley Act of 2002; matters reported to the audit committee through our internal audit department and through anonymous reporting procedures; risks posed by significant litigation matters; and compliance with applicable laws and regulations. Our nominating and corporate governance committee evaluates proposed affiliate transactions for compliance with applicable guidelines and reviews compliance with applicable laws and regulations related to corporate governance. Our compensation and human resources committee reviews and evaluates potential risks related to new executive hires and risks related to the design of our employee compensation programs.
Director Candidates
     The company’s Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on the company’s board of directors. The company’s board of directors has created a nominating and corporate governance committee whose responsibilities include assisting the board of directors in identifying qualified individuals to become board members, determining the composition of the board of directors and its committees, monitoring a process to assess board effectiveness and developing and implementing the company’s Corporate Governance Guidelines. The responsibility of the nominating and corporate governance committee is to recommend nominees who would be the most effective, in conjunction with the other members of the board, in collectively serving the long-term interests of our shareholders. The nominating and corporate governance committee has not adopted any specific minimum qualifications that must be met by a nominee or any specific experience, qualifications, attributes or skills that are necessary for one or more of the directors to possess. Rather, the nominating and corporate governance committee may consider all factors it considers appropriate in its assessment of candidates for board membership, which may include:
•	ensuring that the board of directors, as a whole, consists of individuals with various and relevant career experience, relevant technical skills, business knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), and local and community ties;

•	individual qualifications, including strength of character, mature judgment, time availability, familiarity with the company’s business and industry, independence of thought and an ability to work collegially; and

•	the extent to which the candidate would fill a need on the board of directors.
     The nominating and corporate governance committee believes that in selecting director nominees, the board should seek to build a diverse group of directors with respect to business and personal backgrounds, skills and points of view. We believe that this aspiration is reflected in our current board, whose members include major company shareholders, national restaurant industry leaders, local entrepreneurs, sophisticated professionals from the private investment community and members with financial and legal backgrounds. Although neither the nominating and corporate governance committee nor the board of directors has a formal policy with respect to director nominations that defines “diversity,” our corporate governance guidelines make clear that many factors are taken into account in director nominations. These include considerations such as standing in the local community, diversity of life experience and specialized skills. Though we seek candidates with diverse backgrounds and points of view, traits such as character, mature judgment, availability of time to serve O’Charley’s Inc. and a commitment to work collaboratively are common attributes that we look for in all candidates for the company’s board of directors.
     Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board of directors for an extended period of time.
Process for Identifying Candidates
     The nominating and corporate governance committee has no specifically defined process for identifying and evaluating nominees, but seeks to identify potential candidates for membership on the company’s board of directors through conversations with members of the board of directors, senior management and other constituencies. The nominating and corporate governance committee is also responsible for reviewing the particular and specific experience, qualifications, attributes and skills, in addition to the performance of incumbent directors, to determine whether to recommend them to the board of directors as nominees for re-election. Director nominees Arnaud Ajdler, William F. Andrews, Douglas Benham, Philip J. Hickey, Jr., Gregory Monahan, Dale W. Polley, Richard Reiss, Jr., H. Steve Tidwell, Robert J. Walker, Jeffrey D. Warne and Shirley A. Zeitlin are incumbent directors standing for re-election. Following assessment of the candidates’ qualifications and suitability, the nominating and corporate governance committee recommended each of the nominees to the board of directors to be presented for shareholder approval at the annual meeting. Messrs. Ajdler, Monahan and Benham were initially appointed to the board of directors pursuant to a Settlement Agreement with Eric S. Rosenfeld, Crescendo Partners II, L.P., Series Z, Crescendo Partners III, L.P., Crescendo Investments II, LLC and Crescendo Investments III, LLC (collectively, “Crescendo Partners”) in March 2008. Mr. Hickey was initially appointed to the board of directors in January 2009 pursuant to a Second Settlement Agreement between the company and Crescendo Partners.
     The nominating and corporate governance committee also considers nominees proposed by the company’s shareholders in accordance with the provisions contained in the company’s bylaws. Nominations made by shareholders must be made by written notice setting forth the information required by the company’s bylaws received by the secretary of the company at least 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting for an election of directors at an annual meeting, or within ten days of the date on which notice of a special meeting for the election of directors is first given to shareholders for an election of directors at a special meeting. Shareholders may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204.
Code of Conduct and Business Ethics Policy
     The company has a Code of Conduct and Business Ethics Policy (the “code of conduct”) that applies to all of the company’s employees, officers and directors. The purpose of the code of conduct is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the company files with the SEC and other public communications by the company; to ensure compliance with applicable governmental laws, rules and regulations; to facilitate prompt internal reporting of violations of the code of conduct; and to ensure accountability for adherence to the code of conduct.

     Under the Sarbanes-Oxley Act of 2002 and the SEC’s related rules, the company is required to disclose whether it has adopted a code of ethics that applies to the company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The company’s chief executive officer and senior financial officers are bound by the company’s code of conduct, which contains provisions consistent with the SEC’s description of a code of ethics. Each of these officers is required to read and certify that he or she has read, understands and has complied with the code of conduct. The company’s chief compliance officer reports quarterly to the audit committee as to whether there were any violations of or waivers granted under the code of conduct in respect of any of these officers.
     A current version of the company’s code of conduct can be obtained from the “Investor Relations” section of the company’s website at www.ocharleysinc.com. The company intends to disclose any legally required amendments to, or waivers from, the code of conduct with respect to its directors and officers in accordance with the rules and regulations of the SEC and Nasdaq. Any such disclosure will be made in the “Investor Relations” section of the company’s website at www.ocharleysinc.com.
Communications with Members of the Board
     The company’s board of directors has established procedures for the company’s shareholders to communicate with members of the board of directors. Shareholders may communicate with any of the company’s directors by writing to them c/o O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Shareholders may also communicate with our directors by sending an email to boardofdirectors@ocharleys.com. Shareholders may also communicate with the chair of any board committee by sending an email to auditchair@ocharleys.com (audit committee), nomgovchair@ocharleys.com (nominating and corporate governance committee) or compchair@ocharleys.com (compensation and human resources committee), or with our independent directors as a group by sending an email to outsidedirectors@ocharleys.com.
Board Member Attendance at Annual Meeting
     Pursuant to the company’s Corporate Governance Guidelines, each member of the board of directors should seek to attend the annual meeting of shareholders. All of the company’s incumbent directors attended the 2009 annual meeting of shareholders.
Director Stock Ownership Policy
     The company’s board of directors has adopted a policy that each director who has served on the board of directors for three years or more should own at least 12,750 shares of the company’s common stock. Under the terms of the policy, the board may from time to time evaluate whether exceptions should be made based on the personal circumstances of any director.
Director Education Policy
     The company’s board of directors has established a policy regarding continuing education for members of the board of directors. Under the terms of the policy, directors are required to participate in at least eight hours of continuing education programs every two years. Directors are reimbursed up to $2,500 for each program attended plus expenses.
PROPOSAL 1: ELECTION OF DIRECTORS
     At the 2008 annual meeting of shareholders, shareholders approved an amendment to the company’s Restated Charter to eliminate the classified structure of the board of directors and to allow for the annual election of directors. The amendment to the Restated Charter called for the phasing in of an unclassified board structure during 2008, 2009 and 2010, such that beginning with this year’s annual meeting of shareholders, all directors will be elected annually to one-year terms.
     Following our 2009 Annual Meeting of Shareholders, on June 3, 2009, the board of directors named Jeffrey D. Warne as the company’s president and chief executive officer and appointed Mr. Warne a member of the board.
     Upon the recommendation of the nominating and corporate governance committee, the board of directors has nominated Messrs. Ajdler, Andrews, Benham, Hickey, Monahan, Polley, Reiss, Tidwell, Walker and Ms. Zeitlin, for re-election, and Mr. Warne for election, at the 2010 annual meeting of shareholders, each to serve for a one-year term until the 2011 annual meeting of shareholders and his or her successor is elected and qualified.

     We expect each of the nominees to serve if elected. If a nominee becomes unable or unwilling to serve as a director, the persons named in the form of proxy have advised the company that they will vote for such substitute or substitutes as may be designated by the board of directors.
     The board of directors recommends that you vote FOR each of the director nominees.
     The following table contains, as of March 12, 2010, certain information concerning: (i) the current directors of the company, including the nominees; (ii) our named executive officers, as set forth below under Compensation Discussion and Analysis; and (iii) the current directors and executive officers as a group.

				Shares
				of
				Common
				Stock
				Beneficially
				Owned
				on	Percent
		Director		March 12,	of
Name	Age	Since	Position	2010(1)	Class
Jeffrey D. Warne	49	2009	Director, President and Chief Executive Officer	76,082	*
Lawrence E. Hyatt	55	—	Chief Financial Officer and Treasurer	82,741	*
Wilson L. Craft	56	—	Concept President — O’Charley’s	—
John R. Grady	57	—	Concept President — Ninety Nine Restaurants	75,099	*
Lawrence D. Taylor	52	—	Chief Supply Chain Officer	31,095	*
Philip J. Hickey, Jr.	55	2009	Director, Chairman of the Board	74,411	*
Arnaud Ajdler(2)	34	2008	Director	28,822	*
William F. Andrews(3)	78	2004	Director	37,243	*
Douglas Benham(3)	53	2008	Director	60,922	*
Gregory Monahan(4)	36	2008	Director	19,572	*
Dale W. Polley(3)	60	2001	Director	57,368	*
Richard Reiss, Jr.(2)	66	1983	Director	139,368	*
H. Steve Tidwell(2)	67	1988	Director	100,418	*
Robert J. Walker(4)	69	2000	Director	84,368	*
Shirley A. Zeitlin(4)	75	1996	Director	61,618	*
Gregory L. Burns	55	—	Former Chairman of the Board, President and Chief Executive Officer	469,179	2.2%

All current directors and executive officers as a group (22 persons)				1,007,293	4.7%

*	less than one percent

(1)	Includes the following shares that the named individuals are entitled to acquire within 60 days of the date hereof upon the exercise of options: Gregory L. Burns — 79,200 shares; John R. Grady — 24,000 shares; Dale W. Polley — 16,250 shares; Richard Reiss, Jr. — 17,000 shares; H. Steve Tidwell — 17,000 shares; Robert J. Walker — 24,750 shares; Shirley A. Zeitlin — 17,000 shares; and all current directors and executive officers as a group (22 persons) — 155,260 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Member of the compensation and human resources committee.

(3)	Member of the audit committee.

(4)	Member of the nominating and corporate governance committee.

     The following is a brief summary of the business experience, skills and qualifications of each of the directors of the company, including the nominees.
     Arnaud Ajdler has been a managing director of Crescendo Partners since December 2005. Since March 2008, Mr. Ajdler has served as a director of Destination Maternity Corporation, a designer and retailer of maternity apparel. Since its inception in June 2006, Mr. Ajdler has served as a member of the board of directors and the secretary of Rhapsody Acquisition Corp., an OTC Bulletin Board-listed blank check company formed to effect a business combination with an operating business. From June 2004 until June 2006 Mr. Ajdler also served as the chief financial officer, a director and the secretary of Arpeggio Acquisition Corporation. Arpeggio completed its business combination with Hill International, Inc. in June 2006 and since then Mr. Ajdler has served as a director of the surviving company. Mr. Ajdler also serves as a director and member of the audit committee of Charming Shoppes, Inc., a multi-brand specialty apparel retailer.
     Mr. Ajdler brings to the board a strong business and financial background, as well as perspective from his service on other public company boards of directors. In particular, Mr. Ajdler’s experience in the retail industry with Destination Maternity Corporation and Charming Shoppes, Inc., provides him with sophisticated perspectives regarding brand marketing and consumer discretionary spending habits, which are directly relevant to our business and value-oriented marketing strategy. In addition to his business and financial experience, Mr. Ajdler, a Crescendo appointee, also brings to the board the perspective of a major company shareholder.
     William F. Andrews has served as chairman of the executive committee of Corrections Corporation of America, an owner and operator of privatized correctional and detention facilities, since July 2008, after having served as its chairman of the board since August 2000. Mr. Andrews has been a principal of Kohlberg & company, a private equity firm specializing in middle market investing, since 1995. He is currently the chairman of the board of directors of Katy Industries, Inc., a manufacturer and distributor of consumer and commercial products. Mr. Andrews also currently serves as a director of Black Box Corporation, a publicly-traded provider of information technology infrastructure solutions, and Trex company, Inc., a publicly-traded producer of decking and railing products.
     Mr. Andrews is a respected business leader with a diverse business background, bringing to the board multiple perspectives, including those of an investor and an executive. For 15 years, he has been a principal in the private equity firm Kohlberg & company, which experience lends him, and consequently our board, a deep knowledge of how investors analyze and value business enterprises. Additionally, Mr. Andrew’s service as a chief executive officer of another publicly traded company and in leadership roles on other public company boards has resulted in valuable experience in the processes and policies needed to effectively govern a publicly-traded enterprise.
     Douglas Benham is the president and chief executive officer of DNB Advisors, LLC, a restaurant industry consulting firm. Mr. Benham served as president and chief executive officer of Arby’s Restaurant Group, a quick service restaurant company, from January 2004 until April 2006. From August 2003 until January 2004, Mr. Benham was president and chief executive officer of DNB Advisors, LLC. From January 1989 until August 2003, Mr. Benham served on the board of directors, as well as chief financial officer, of RTM Restaurant Group, Inc., an Arby’s franchisee. Since August 2009, Mr. Benham has also been serving as a director of Sonic Corp., a publicly traded company which has over 3,500 drive-in restaurants.
     With more than 20 years experience in the restaurant industry, Mr. Benham offers the board valuable knowledge in restaurant operations and management. This understanding of the restaurant industry allows Mr. Benham a variety of viewpoints and perspectives critical to productive board deliberations.
     Philip J. Hickey, Jr. has served as the chief executive officer of Park Row Ventures, an investment and consulting firm, since October 2007. Prior to October 2007, Mr. Hickey served as the chairman of the board of directors of RARE Hospitality International, Inc., a restaurant company, from January 2001 to October 2007 and its chief executive officer from July 1998 until October 2007.
     Mr. Hickey has extensive experience in the restaurant industry and possesses a sophisticated understanding of the industry’s financial and operational aspects. Under Mr. Hickey’s leadership, RARE Hospitality grew from 108 to 319 restaurants and to over $1 billion in annual revenue. Prior to his experience with Rare Hospitality, Mr. Hickey served as President and Chief Operating Officer of Innovative Restaurant Concepts, Inc. and Rio Bravo International, Inc., operators and franchisors of casual dining restaurants that were acquired by Applebee’s International, Inc. in March 1995. These experiences and successes within our industry demonstrate not only the range of Mr. Hickey’s knowledge, but also exemplify the qualities we believe qualify him as chairman of our board.
     Gregory Monahan has been a managing director of Crescendo Partners since December 2008, after serving as a senior vice president (from December 2007 to December 2008), vice president (from December 2005 to December 2007) and an investment analyst (from May 2005 to December 2005) of Crescendo Partners. Mr. Monahan founded Bind Network Solutions in March 1998 and served with that company until November 2002. Mr. Monahan also previously worked as assistant to the chairman of the board and board observer of Computer Horizons Corp. Mr. Monahan also currently serves as a director of Cott Corporation, a non-alcoholic beverage retailer, and Bridgewater Systems, a mobile personalization company.
     Mr. Monahan, a Crescendo appointee, brings to the board a wide array of financial knowledge and business acumen. His background as an investment analyst allows him to view the company from the perspective of an existing or potential institutional shareholder. In addition to his business and financial experience, Mr. Monahan, a Crescendo appointee, also brings to the board the perspective of a major company shareholder.
     Dale W. Polley is currently retired. Mr. Polley was a founder in February 2000 of Pinnacle Financial Partners, a bank holding company, and serves as a member of its board of directors. Mr. Polley also serves on the board of directors of Healthstream, Inc., a provider of healthcare education products and services. Mr. Polley served as a director for the Federal Reserve Bank of Atlanta, Nashville Branch from January 1995 to December 2001. Mr. Polley served as president and vice chairman of First American Corporation, a bank holding company, from 1991 to 2000.
     Drawing from his financial and accounting background, Mr. Polley serves on the company’s audit committee and is the company’s audit committee financial expert. Mr. Polley served as president of another public company. This service, combined with his leadership and management experience in other capacities, his service on other public company boards and his reputation in the Nashville business community and beyond, make him a valued contributor to the board.
     Richard Reiss, Jr. is the chairman of Georgica Advisors, LLC, a private investment management firm. Mr. Reiss is also a director of The Lazard Funds, Inc.
     As an experienced and sophisticated investor in companies in a variety of industries, including investments in other restaurant companies, Mr. Reiss brings to the board a diverse understanding of different industries. Mr. Reiss provides valuable guidance to the board on compensation related matters as Chair of the compensation and human resources committee. With more than 25 years of service on the company’s board, Mr. Reiss has cultivated a deep understanding of the company and its operations strategy.
     H. Steve Tidwell has served as chairman of SPFS, Inc., which operates 18 unaffiliated restaurants in three southern states, since January 2000 and served as president of SPFS, Inc. from February 1991 to January 2000. From January 1987 to February 1991, Mr. Tidwell served as secretary and treasurer of SPFS, Inc. Mr. Tidwell served as vice president of real estate and construction at Shoney’s, Inc. from December 1978 to January 1987.
     Mr. Tidwell has over 30 years experience in the restaurant industry, which provides him a broad understanding of our strategic priorities. This background, coupled with over 20 years of service on the company’s board, has given Mr. Tidwell an institutional knowledge of the company and the industry under which it operates and competes.
     Robert J. Walker, an attorney for over 40 years, has been a partner in Walker, Tipps & Malone, a law firm, since January 2000.
     Mr. Walker’s 40 years of legal experience give him a strong background in the realm of corporate governance and more generally business negotiations. The board values his insight and leadership skills as well as the knowledge of the restaurant industry that he has developed during his tenure with the company as a director. The company believes these skills serve him well in his role as Chair of the nominating and corporate governance committee.
     Jeffrey D. Warne, has served as the president and chief executive officer of the company since June 2009. Prior to that, Mr. Warne served as president of the company’s O’Charley’s concept since February 2006. Mr. Warne spent sixteen years with Carlson Companies, Inc., and in his most recent assignment at Carlson, Warne was president and chief operating officer of Pick Up Stix. Previous assignments at Carlson included executive vice president and chief operating officer of TGI Friday’s International, and chief financial officer of Carlson Restaurants Worldwide.
     Mr. Warne has a strong financial and analytical background, which includes an MBA as well as being a Certified Public Accountant and a Chartered Financial Analyst. These credentials, coupled with his extensive experience within the restaurant industry, position him well to serve as the company’s chief executive officer and as a director. As chief executive officer, he brings management’s perspective to the board.
     Shirley A. Zeitlin serves as chief executive officer of Zeitlin & Co. Realtors, a real estate brokerage firm. Ms. Zeitlin has served as president and a member of the board of the Tennessee Association of Realtors and the Nashville Board of Realtors. She has also served as a member of the board of the Federal Reserve Bank of Nashville, where she served as chairman in 1991. Ms. Zeitlin serves as an advisory board director of Regions Bank as well as a director for numerous civic and charitable organizations.
     Ms. Zeitlin brings a unique background to the board with regard to her experience in real estate and as an owner and operator of a diverse business enterprise. Her knowledge of and contacts within the real estate industry are directly applicable to our company, which leases or owns sites in multiple markets. The board values her experience as a female entrepreneur who is well-connected and respected in O’Charley’s’ hometown of Nashville, Tennessee.
     The board of directors held twelve meetings during the fiscal year ended December 27, 2009. Each of the incumbent directors then in office attended more than 75% of the aggregate number of meetings of the board of directors and each committee on which he or she served during the fiscal year ended December 27, 2009.
Board Committees
     The board of directors has standing audit, compensation and human resources, and nominating and corporate governance committees. The membership and functions of the committees are as follows:
     Audit Committee — The company has a separately-designated standing audit committee established in accordance with applicable rules of the Securities Exchange Act of 1934. Members of the audit committee are Messrs. Andrews, Polley and Benham, each of whom is “independent,” as defined by the applicable rules of the SEC and Nasdaq listing standards. The audit committee operates pursuant to the terms of a written charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the company’s website at www.ocharleysinc.com. The Audit Committee Charter requires that the audit committee have at least one member who has accounting or related financial management experience or background sufficient to be an “audit committee financial expert” as defined by the SEC. The board of directors has determined that Dale W. Polley is an “audit committee financial expert.”
     The audit committee ensures that the financial affairs of the company are subject to proper, effective and continuing independent audits and control procedures. The audit committee also approves the selection, evaluation and compensation of the company’s independent auditor, confers independently with the company’s independent auditor, serves as a liaison between the board of directors and the company’s independent auditor, and reviews various corporate policies, including those relating to accounting and internal control matters.
     Pursuant to the audit committee charter, company management, internal auditors, the independent auditor, outside counsel and other consultants or advisors may attend each meeting or portions thereof as required by the audit committee. The audit committee held nine meetings in 2009.
     Compensation and Human Resources Committee — This committee evaluates the performance of the company’s officers, reviews and approves compensation for officers, establishes bonuses for the company’s management, administers the company’s stock incentive plans and reviews significant human resources processes for the company to ensure the overall personnel needs of the company are being met. The compensation and human resources committee operates pursuant to the terms of a written charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the company’s website at www.ocharleysinc.com. Current members of the compensation and human resources committee are Messrs. Ajdler, Reiss and Tidwell, each of whom is independent as defined by Nasdaq listing standards. (Ms. Zeitlin, who is also an independent director, served on such committee through March of this year.) The compensation and human resources committee held six meetings during 2009.
     Nominating and Corporate Governance Committee — This committee assists the board of directors in identifying qualified individuals to become board members, in determining the composition of the board of directors and its committees, in monitoring a process to assess board effectiveness and in developing and implementing the company’s corporate governance guidelines. The nominating and corporate governance committee is also responsible for developing and recommending to the board of directors a self-evaluation process for the board and its committees and overseeing the self-evaluation process. The nominating and corporate governance committee operates pursuant to the terms of a written charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the company’s website at www.ocharleysinc.com. Members of the nominating and corporate governance committee are Messrs. Monahan and Walker, and Ms. Zeitlin, each of whom is independent as defined by Nasdaq listing standards. (Mr. Polley, who is also an independent director, served on such committee through March of this year.) The nominating and corporate governance committee held four meetings during 2009.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the company’s officers and directors, and persons who own more than ten percent of the company’s common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the company with copies of all Section 16(a) forms they file.
     Based solely on its review of the copies of such forms received by it, the company believes that all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 27, 2009, except that each of Messrs. Ellis, Grady, Halligan, Hickey, Hyatt, Taylor, Warne and Williams filed a Form 4 that was not reported on a timely basis.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     This section discusses the objectives and elements of our executive compensation programs and the compensation awarded to our named executive officers in 2009. It should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow in this proxy statement. The following individuals were our named executive officers for fiscal 2009:
     • Jeffrey D. Warne, who became our president and chief executive officer on June 3, 2009 and who was previously our concept president — O’Charley’s;
     • Lawrence E. Hyatt, our chief financial officer and treasurer. Mr. Hyatt served as our interim president and chief executive officer from Mr. Burns’ retirement until we promoted Mr. Warne to such positions;
     • John R. Grady, our concept president — Ninety Nine Restaurants;
     • Lawrence D. Taylor, our chief supply chain officer;
     • Wilson Craft, our concept president — O’Charley’s, who we hired in October 2009; and
     • Gregory L. Burns, our former president, chief executive officer and chairman of the board, who retired on February 12, 2009.
     2009 Executive Summary. The sharp recession that began in late 2007 has hit the casual dining industry particularly hard. High unemployment and declining home prices have caused middle-income consumers who are our core customers to cut back their spending. Restaurant companies such as ours have experienced declining guest counts and pressure to keep menu items affordable. In this environment, our business strategy has involved controlling costs, enhancing guest satisfaction and maintaining our financial flexibility with our lenders and otherwise. For a more detailed discussion of our 2009 business performance and the challenges we face, please refer to the Management Discussion and Analysis in our annual report on Form 10-K for the year ended December 27, 2009.
     The difficult economic environment continued to impact our senior executives’ compensation in 2009, as we froze executive salaries for the year and paid executive bonuses well below targeted amounts. Additionally, we experienced a change in leadership as Mr. Burns, our long-time chief executive officer, retired, Mr. Warne was promoted and replaced Mr. Burns, and Wilson Craft, most recently the president and chief executive officer at Famous Dave’s of America, was hired to fill Mr. Warne’s previous role as our O’Charley’s concept president. In 2009, we reviewed our executive compensation program in the context of these developments, our turnaround strategy and the difficult economy. We believe that despite the difficult operating environment, our core group of executives have effectively implemented our strategy of becoming a more efficient enterprise that seeks to provide our guests with great value. Our desire to keep this management team in place and highly motivated influenced our equity award strategy in 2009, which, as described in more detail below, involved the grant of stock options that cliff vest at the end of a three-year term in February 2012. We also implemented a bonus system in 2009 tied to year-over-year improvement in financial performance. Our named executive officers earned bonuses under this program, although the bonus amounts paid were far below target amounts. In addition, our executives forfeited portions of certain previously-granted performance-based restricted stock awards based on 2009 operating results.
     General Philosophy. We design our executive compensation policies to motivate members of senior management to execute our strategic plan and to boost company profitability, creating long-term value for our shareholders. The key objectives of our executive compensation philosophy are as follows:

•	To provide performance-based compensation that places a significant portion of our executives’ compensation at risk if financial goals are not reached. This means that our named executive officers will forgo bonus and equity incentive opportunities when pre-established performance goals fail to be achieved.

•	To link our executive officers’ interests with the goal of creating long-term value for our shareholders through grants of equity-based long-term incentive compensation.

•	To provide competitive base salaries, which will compensate our named executive officers for the day-to-day demands and responsibilities placed on them and which serve to attract and retain highly competent individuals.
     Our executive compensation policies balance the goals of motivating and holding accountable our management team with performance-based compensation, as well as promoting retention of the management team we have built during the past few years. We recruited Messrs. Hyatt, Taylor, Warne and Craft to the company during recent years and believe we have assembled a veteran executive team with broad restaurant industry experience. We believe that our management team has the talent, industry expertise and strategic skills necessary to lead the company through the current economic environment and to ultimately execute our turnaround initiatives in a manner that will increase the company’s value and reward our shareholders.
     Historically, our compensation and human resources committee has engaged Mercer Human Resources to provide advice and market data with respect to executive compensation. Mercer provides composite data with respect to executive compensation in the casual dining industry and public companies generally and describes alternative compensation approaches used by such companies.
     Our compensation and human resources committee oversees our compensation programs, including for our named executive officers. Generally, the compensation and human resources committee reviews the chief executive officer’s compensation annually on its own initiative and consults with Mercer as to the appropriateness of his compensation. The chief executive officer makes annual recommendations to the committee regarding the pay levels of the other named executives officers, which committee members review and discuss, consulting with Mercer on such recommendations as deemed appropriate by them.
     In setting compensation for 2009, our compensation and human resources committee engaged Mercer to analyze our executive compensation program generally and to assist us in establishing a peer group of public casual dining companies, which consists of the following:
O’Charley’s 2009 Peer Group

Bob Evans Farms, Inc. Landry’s Restaurants, Inc. Panera Bread company CEC Entertainment, Inc. The Steak n Shake Co.	The Cheesecake Factory, Inc. P.F. Chang’s China Bistro, Inc. Papa John’s International, Inc. Red Robin Gourmet Burgers, Inc. California Pizza Kitchen, Inc. Cracker Barrel Old Country Store, Inc.	Ruby Tuesday, Inc. Chipotle Mexican Grill, Inc. Denny’s Corporation Texas Roadhouse, Inc. DineEquity, Inc.
     We established this peer group of casual dining companies based primarily on annual revenue. We believe that maintaining a formal peer group will assist us in assessing the appropriateness of our executive compensation levels and tracking pay practices within our industry and among public companies generally. We do not benchmark any particular element of compensation. However, we find peer group compensation data to be useful to review and periodically request Mercer to conduct market checks regarding executive pay.
     In conjunction with establishing this peer group, Mercer conducted an analysis of our 2008 executive compensation levels against those companies in our peer group. The analysis found that base salary compensation for our named executive officers on average approached the upper 75th percentile of our peer group, reflecting the fact that most of our top executives had been recruited from other companies in recent years and required substantial base compensation in order to join us. However, as for total cash compensation and long-term incentive compensation, our executives received actual pay in 2008 in the bottom 25th percentile of our peer group. For 2009, taking into account the Mercer analysis of our pay practices and our desire to keep our management team in place, we generally froze executive base salaries, developed the bonus program described below and made one-time option grants meant to cover all equity awards for top executives for the three years from 2009 to 2011.
     Total Direct Compensation; Allocation Among Components. Our compensation process establishes, for each named executive officer, an appropriate level of “total direct compensation” - i.e., the aggregate total of base salary, cash bonus and long-term incentive compensation that we will pay to such executive during the fiscal year if we meet target performance goals. In allocating compensation among these elements, we believe that the compensation paid to our senior-most managers — those with the greatest ability to influence our company’s performance — should, to a considerable extent, be tied to performance.
     For 2009, we began by determining that base salaries for our named executive officers, as discussed below, should not be raised over 2008 levels. We then calculated cash bonus and long-term equity incentive awards based on percentages of base salary, also as discussed below. For 2009, total target direct compensation of our named executive officers was as follows:

			2009 Long-Term
	2009 Base	2009 Target	Incentive	2009 Targeted Total
Named Executive Officer(1)	Salary	Cash Bonus	Compensation(3)	Direct Compensation
Jeffrey D. Warne	$446,250	$312,375 (2)	$231,000	$989,625
Lawrence E. Hyatt	$422,650	$283,176	$231,000	$936,826
John R. Grady	$357,000	$214,200	$192,500	$763,700
Lawrence D. Taylor	$299,600	$179,760	$92,400	$571,760

(1)	Mr. Burns retired from the company before 2009 target compensation had been established and Mr. Craft did not join the company until late 2009.

(2)	As discussed in greater detail below, the company revised Mr. Warne’s bonus metrics for 2009 in conjunction with his promotion to president and chief executive officer.

(3)	Represents grant date fair value of option awards (intended to constitute three years of equity grants as discussed more fully below) granted in February 2009.
     The targeted bonus amounts listed above are higher than actual bonuses paid to our senior executives for service during 2009. The differences in the amounts of compensation among our named executive officers reflects the company’s belief that its senior executives should be compensated in accordance with their relative levels of responsibility within the company and the relative demands the company places on them.
     Base Salaries. For 2009, none of our named executive officers received a raise in base salary over 2008, other than Mr. Warne in connection with his promotion to chief executive officer and Mr. Hyatt’s increase of $1,500 per week for the four months in which he assumed the additional duties of interim president and chief executive officer. We did not believe it would be appropriate to grant executive raises at a time of extremely tight expense control and a general company-wide salary freeze.
     For 2010, in light of current economic conditions, our compensation and human resources committee reviewed our named executive officers’ base salaries and decided to keep base salaries at their 2008 levels, but may reconsider base salaries in the middle of the year. The compensation and human resources committee believes that deferring a decision on whether to adjust base salaries until mid-year 2010 will provide the committee better insight into both economic conditions and our company’s performance.
     Cash Bonuses. We incentivize our named executive officers by establishing cash bonus opportunities that are tied to financial performance objectives. We believe that the opportunity to earn a significantly variable amount of cash compensation tied to our annual company performance aligns short-term executive performance with shareholder interests. A performance-based bonus system, administered under our shareholder-approved Executive Incentive Plan, also holds our executives accountable for sub-par company performance. In 2007 and 2008, our named executive officers did not receive any cash bonuses. For 2009, as discussed in greater detail below, we paid bonuses significantly below target levels.
     For 2009, we developed a bonus program intended to reward our employees for improving our earnings before interest, taxes, depreciation, amortization and impairment charges, on a pre-bonus basis, relative to 2008 (this pre-bonus measurement referred to herein as “EBITDA”). We established bonus pools for various groups of our employees — including senior executives, vice presidents and other groups of salaried employees — to be funded by a portion of EBITDA improvements. If we did not improve EBITDA, none of our employees could receive a bonus. To the extent EBITDA exceeded 2008 levels, a certain amount of such funds was earmarked for each such employee group, with the bonus pool allocated pro rata among participants in accordance with the target bonus established for each participant.
     Our 2008 company-wide EBITDA was $62.1 million, while our O’Charley’s-level EBITDA was $69.7 million and our Ninety-Nine EBITDA was $28.3 million. We set 2009 EBITDA targets, consistent with our budget, at $68.3 million company-wide; $74.1 million at our O’Charley’s concept; and $31.6 million at our Ninety Nine concept. For those managers and executives whose bonuses were determined by company-wide performance, we established a sliding scale under which up to 20.5% of company-wide EBITDA improvement would be earmarked for the bonus pool. For those managers and executives whose bonuses were determined by the performance of the O’Charley’s and Ninety Nine concepts, the maximum allocation of EBITDA improvement into the executive bonus pool was 24% and 27%, respectively. Importantly, we structured this sliding scale such that for our senior executives to receive 100% of their target bonus, corporate and/or concept EBITDA results must have significantly exceeded budgeted EBITDA. For instance, even if we had attained budgeted EBITDA at the company-wide level, only 52% of target bonuses would have been funded.

     At the senior executive level, for Messrs. Hyatt and Taylor, we based bonus eligibility entirely on improvements in company-wide pre-bonus EBITDA. For Messrs. Warne and Grady, we based their bonuses 40% on improvement in company-wide pre-bonus EBITDA and 60% on improvement in concept EBITDA (O’Charley’s and Ninety Nine, respectively). In Mr. Warne’s case, his bonus calculation was revised mid-year, as more fully described below, in connection with his promotion to chief executive officer. And in the case of Mr. Craft, as an inducement to accept our employment offer that came in the fourth quarter of the year, we agreed to pay a 2009 bonus of at least 50% of the targeted amount for his position, pro-rated for the portion of the year actually worked. Target bonuses for our other named executives, as a percentage of base salary, were as follows: Mr. Hyatt, 67%; Mr. Taylor, 60%; and Mr. Grady 60%.
     For 2009, relative to the prior year, we improved company-wide EBITDA by approximately $4.4 million, O’Charley’s concept EBITDA by approximately $1.4 million and Ninety Nine Concept EBITDA by approximately $309,000. Nonetheless, under our sliding scale that required above-budget performance in order for target bonuses to be paid, this resulted in bonuses significantly below targeted amounts. Mr. Hyatt’s and Mr. Taylor’s bonuses of $83,112 and $52,760 represented 29% of their targeted amounts. Mr. Grady’s bonus of $37,678 represented 17.6% of his target amount.
     Under the employment agreement entered into in connection with his promotion on June 3, 2009, Mr. Warne was eligible for a 2009 bonus equal to the greater of (A) the amount determined in accordance with the bonus plan adopted in February 2009 and applicable to him as O’Charley’s concept president, which established a target bonus for Mr. Warne of 70% of his base salary as concept president or (B) a bonus amount equal to the sum of (1) for the portion of fiscal 2009 through June 3, 2009, a target payment based on 70% of Mr. Warne’s base salary in effect during such period at the target level (as previously established by our compensation and human resources committee), based 60% on the O’Charley’s concept’s performance and 40% on the company’s performance, with such payment pro rated based on the number of days of the fiscal year elapsed through June 3, 2009 and (2) from June 4, 2009 through December 27, 2009, a target payment of 100% of his base salary as chief executive officer for such period, based 100% on company-wide performance, with such payment pro-rated based on the number of days in the fiscal year from June 4 to December 27. Based on 2009 company-wide and O’Charley’s concept EBITDA results, Mr. Warne received a bonus of $142,534, or 30% of target bonus under his employment contract.
     Details of our 2010 bonus program, which is similar to our 2009 program, are set forth in the summary of director and executive officer compensation included as Exhibit 10.27 to our Annual Report on Form 10-K for the fiscal year ended December 27, 2009.
     Long-Term Incentive Compensation. We believe that equity-based long-term incentive compensation provides a strong link between executive interests and the objective of creating shareholder value. To establish such incentives, we historically have used both performance-vesting and time-vesting stock option and restricted stock awards, tailoring the terms of such awards to suit company and shareholder objectives.
     With respect to the number of shares underlying our long-term incentive awards, our historical practice has been to determine the dollar amount of equity compensation that we want to provide, based on our total direct compensation targets and consistent with our compensation strategy of providing significant incentive-based pay. With the exception of significant promotions and new hires, we generally make equity awards at the first meeting of the compensation and human resources committee each year. This timing enables us to consider our prior year performance in determining the appropriate size of equity awards.
     In 2009, we evaluated our equity incentive practices in light of our turnaround strategy, the uncertain economic environment and our desire to motivate our existing executive team to lead us through the challenging recessionary environment while building long-term shareholder value. In this context, we awarded time-based stock options with a three-year cliff vesting schedule and a six-year term at a per-share exercise price of $2.74, the grant date fair market value of our common stock on the date of grant. The option vesting date and the revised terms of our executive employment agreements (which, as discussed below, now expire in March 2012) were designed to run in parallel to each other over three years, providing our existing executives with incentive to remain with us over the next several years and to build the company’s value during this time frame. We awarded these stock options, largely based on seniority of position, in the following amounts: Lawrence E. Hyatt — 150,000 shares; Jeffrey D. Warne — 150,000 shares; John R. Grady — 125,000 shares; Lawrence D. Taylor — 60,000 shares. Additionally, in connection with his promotion, Mr. Warne received an option to purchase 150,000 shares of the company’s common stock at $9.76 per share, which such option also cliff vests in March 2012 and expires in March 2015.
     Importantly, we intended these 2009 option grants to cover three years’ worth of equity grants to our named executive officers (other than grants that might be made in connection with promotions or new hires). Therefore, for 2010, we have not made and do not intend to make any equity grants to our named executive officers.

     In 2009, we also applied previously established performance conditions to the restricted stock we granted to our named executive officers in 2008. These awards were structured to vest in equal 25% annual installments over four years beginning in 2009, subject to performance conditions being achieved each year. Because our company failed to achieve the 2008 performance conditions, 25% of the award was forfeited in 2009. The 2009 performance conditions applied to the portions of these awards allocated for the year were structured in a manner similar to those of our 2009 bonus plan - i.e., the tranche vested pro rata based on a straight line interpolation between 2008 company-wide EBITDA and 2009 target EBITDA. Based on our 2009 operating results, our named executive officers who received 2008 restricted stock awards forfeited 14.5% of the shares scheduled to vest with respect to 2009.
     Severance and Change-in-Control Benefits. It is our experience that reasonable severance and change-in-control benefits are often necessary to recruit and retain effective senior managers. When we agree to provide severance benefits, we try to set payment levels that reflect the fact that it may be difficult for a high-level executive to find comparable employment within a short period of time. In addition, we seek to tie such severance benefits to non-compete covenants designed to protect us from a departed executive immediately joining one of our competitors.
     With respect to our named executive officers, our historical practice has been to negotiate such benefits on a case-by-case basis, in the context of recruiting such officer or renegotiating existing compensation arrangements. During 2007 and 2008, we entered into executive employment agreements with our named officers based on a form of agreement incorporating into one standardized employment agreement the employment, noncompetition, severance and change-in-control agreements that we used with recent new hires. Following the announced retirement of Mr. Burns, the company approved extensions of the expiration date of the employment agreements for Messrs. Hyatt, Warne, Grady and Taylor, which now expire in March 2012, in order to provide stability within the management team during the search for a new chief executive officer and thereafter. This expiration date coincides with the vesting of the stock options granted to such executives and to further promote retention of the company’s senior management team. Mr. Craft, our O’Charley’s concept president, signed this form of executive employment agreement upon joining the company in October 2009; the expiration, of his agreement is also in March 2012.
     Under the agreements entered into with our named executive officers, each such officer agrees to refrain from competing with the company during the term of their employment and for a period of 12 months (18 months in the case of Mr. Warne) thereafter and to refrain from soliciting employees of the company to terminate their employment. In exchange, we agree to make certain severance payments to each such executive in the event that his employment is terminated without “cause” or if he terminates his employment with “good reason” (as such terms are defined in the executive employment agreements). If such a termination occurs, Mr. Warne will be entitled to one and one-half times his base salary plus one and one-half times the target bonus for the year in which his termination occurs, paid over a period of 18 months, and the immediate vesting of a ratable portion of (based on the number of days of the vesting period that have elapsed as of the date of termination) the option to purchase 150,000 shares of the company’s common stock that was granted in connection with his promotion to chief executive officer. For Messrs. Hyatt, Craft, Grady and Taylor, upon such a termination each will be entitled to salary continuation for a period of 12 months and payment of the target bonus amount for the fiscal year in which the termination occurs, or the target bonus amount for the 2008 fiscal year if greater. In addition, upon such a termination, all of our named executive officers would be entitled, subject to certain limitations, to continuation of employee benefits for a period of 12 months.
     Mr. Burns’ retirement on February 12, 2009 was treated as a termination for good reason by Mr. Burns for purposes of his employment agreement. Consistent with such agreement, he received a lump sum payment equal to two times his base salary plus two times his average bonus for the past three years preceding the fiscal year in which the termination occurred, continuation of health insurance benefits for two years following the date of termination and acceleration of vesting of time-based vesting equity awards. Under a transition agreement, Mr. Burns received $175,000 for providing consulting services to the company through our 2009 Annual Meeting of Shareholders. The terms of Mr. Burns’ transition agreement with the company are summarized in the company’s Current Report on Form 8-K filed on February 12, 2009 and a copy of the agreement is attached to that report.
     With respect to potential changes in control of the company, we believe that it is important to align our senior managers’ financial interests with those of our shareholders. We seek to reduce the reluctance that our senior-most executives might have in pursuing change-in-control transactions that would benefit our shareholders, but possibly result in job loss for them following such a transaction. To this end, the executive employment agreements entered with our named executive officers address the possibility of job loss after a change in control. Upon a change in control, the executive is entitled to a lump sum payment if he is terminated within 18 months of such change in control other than for death, “cause,” “disability,” or “retirement” (as such terms are defined in the respective agreements). The executive is also entitled to such lump sum payment, if, following a change of control, he terminates employment with the company for “good reason” (as defined in the respective agreements). Mr. Warne’s agreement provides that the company will pay him a severance amount in the event of such a termination equal to the sum of (i) 150% of his base salary as in effect immediately preceding the change in control and (ii) 150% of his target annual bonus for the fiscal year in which the termination occurs. For our other executive officers, upon such a termination each is entitled to severance pay in a lump sum amount equal to the sum of (i) 150% of the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) 150% of the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. In addition, in the event of such a termination following a change in control, our named executive officers are entitled to continuation of health insurance benefits for a period of 18 months.
     In addition to the provisions of each of the named executive officers’ employment agreements, the award agreements with respect to outstanding equity awards to named executive offiers pursuant to our equity compensation plans provide that all unvested shares subjet to such awards shall immediately vest in full upon a change in control.
     Notwithstanding the foregoing, with respect to the employment agreements entered into with Messrs. Warne, Hyatt, Craft, Grady and Taylor, in the event the lump sum severance payment, either alone or together with other payments that the executive has the right to receive from the company, exceeds an amount which would be deemed to be a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the executive may elect to reduce such lump sum severance payment to the largest amount not subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. For more information regarding the potential payments upon a termination or change of control for each named executive officer, please see the table entitled “Summary of Termination Payments and Benefits” below.
     Retirement Plans. We maintain a 401(k) salary reduction and profit-sharing plan, pursuant to which team members can make contributions up to 60% of their annual compensation. The company contributes quarterly to the 401(k) plan an amount equal to 50% of team member contributions, up to 3% of compensation. Additional contributions are made at the discretion of the company’s board of directors. company contributions vest at the rate of 25% each year beginning after the team member’s initial year of employment. Of our named executive officers, only Lawrence D. Taylor participated in our 401(k) salary reduction and profit-sharing plan in 2009.
     We maintain a nonqualified deferred compensation plan for certain members of our senior management to provide supplemental retirement income benefits through deferrals of salary and bonuses. Participants in this plan can contribute, on a pre-tax basis, up to 50% of their base pay and 100% of their bonuses. The company contributes quarterly to this plan an amount derived from applying a matching formula of each participant’s deferrals. Additional details regarding this supplemental retirement plan are provided in the table entitled “Nonqualified Deferred Compensation.”
     Health and Welfare Benefits. Our named executive officers are eligible for health and welfare benefits offered to all of our employees. We provide additional and/or higher levels of coverage for some company-provided benefits, as outlined in the chart below. We offer these benefits in order to remain competitive with other companies. We determine the amount of benefits to offer based on the cost to the company relative to the benefit to the named executive. The following is a summary of these benefits:

Short-Term
Life Insurance	AD&D Insurance	Disability	Long-Term Disability	Supplemental Disability
1X base salary plus average bonus for last two years (up to $1,000,000).	1X base salary plus average bonus for last two years (up to $1,000,000).	100% base salary for up to 180 days.	60% base salary plus average bonus for last two years (up to $10,000 monthly maximum).	Difference between $10,000 monthly maximum for long- term disability and 60% of base salary plus average bonus for last two years, with a maximum combined monthly benefit of $30,000.
     Perquisites. We provide limited perquisites to our named executive officers. We do not provide such perquisites as social club memberships or financial planning services. We provide an annual car and gas allowance to members of our senior management.
     Accounting and Tax Implications. We consider the financial reporting and income tax consequences to the company of individual compensation elements when making compensation decisions. Overall, we seek to balance the desire to maintain an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation – while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.
     In making compensation decisions, we have considered that Internal Revenue Code Section 162(m) limits deductions for compensation paid in excess of $1 million. Our annual cash bonuses are designed to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, we reserve the discretion to design and use compensation elements that may not be deductible within
Section 162(m).

Summary Compensation Table
     The following table sets forth certain summary information for the fiscal years ending December 27, 2009, December 28, 2008 and December 30, 2007, respectively, with respect to the compensation awarded to, earned by, or paid to our named executive officers.

					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Jeffrey D. Warne	2009	529,038	—	1,122,000	142,534	54,576	1,848,148
President and Chief Executive Officer,	2008	446,250	353,841	—	—	58,024	858,115
Former Concept President — O’Charley’s	2007	425,000	367,996	—	—	63,445	856,441

Lawrence E. Hyatt	2009	446,650	—	231,000	83,112	33,076	793,839
Chief Financial Officer & Treasurer	2008	422,650	328,863	—	—	62,217	813,730
	2007	395,000	574,557	—	—	40,798	1,010,355
Wilson Craft	2009	94,135	—	943,500	35,942	18,775	1,092,352
Concept President — O’Charley’s

John R. Grady	2009	357,000	—	192,500	37,678	48,431	635,609
Concept President — Ninety Nine Restaurants	2008	357,000	283,077	—	—	55,015	695,092
	2007	340,000	275,997	—	—	48,098	664,095
Lawrence D. Taylor	2009	299,600	—	92,400	52,760	28,736	473,496
Chief Supply Chain Officer	2008	299,600	202,713	—	—	44,594	546,907
	2007	280,000	211,994	—	—	42,841	534,835

Gregory L. Burns	2009	106,985	—	—	—	1,773,312	1,840,297
Former Chairman of the Board,	2008	645,000	995,493	—	—	80,382	1,720,875
President & Chief Executive Officer	2007	625,000	967,991	—	—	89,070	1,682,061

(1)	The amounts in the Salary column represent base salary paid for the fiscal year. In the case of Mr. Warne, this amount reflects an increase in base salary effective the date of his promotion to President and Chief Executive Officer. In the case of Mr. Hyatt, this amount also reflects additional compensation of $1,500 per week while he served as our Interim President and Chief Executive Officer between February and June 2009. Mr. Craft was hired in October 2009 with a base salary of $445,000. Mr. Burns’ annualized salary at the time of his retirement in February 2009 was $645,000. The amount of salary reported for Mr. Burns includes $7,641 in accrued but unused vacation time paid upon termination.

(2)	The amounts in the Stock Awards column reflect the aggregate grant date fair value of restricted stock awards, as determined for financial reporting purposes. As discussed in the Compensation Discussion and Analysis, our named executive officers in 2009 forfeited portions of previously granted performance-based restricted stock awards.

(3)	The amounts in the Option Awards column reflect the aggregate grant date fair value, as determined for financial reporting purposes, for awards granted during the respective fiscal years set forth in the Year column. Assumptions used in the calculation of these amounts are discussed in footnotes 1 and 6 to the company’s audited financial statements for the fiscal year ended December 27, 2009, which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 12, 2010.

(4)	The amounts in the Non-Equity Incentive Plan Compensation column reflect the cash bonuses paid to the named individuals under the applicable year’s bonus plan described under the heading “Compensation Discussion and Analysis — Cash Bonuses.”

(5)	Amounts shown in the All Other Compensation column include for each named executive officer:

		Deferred
		Compensation
	Car	Matching	Group Term	Disability	Severance	Relocation
	Allowance	Contributions	Life Premiums	Premiums	Payments	Expenses	Other
Name	($)	($)	($)	($)	($) (6)	($)	($)(7)
Jeffrey D. Warne	25,000	24,326	785	4,465	—	—	—
Lawrence E. Hyatt	24,960	—	431	7,685	—	—	—
Wilson Craft	5,288	—	193	440	—	12,854	—
John R. Grady	25,012	16,374	364	6,681	—	—	—
Lawrence D. Taylor	25,000	—	306	3,430	—	—	—
Gregory L. Burns	3,840	4,809	170	680	1,547,813	—	176,000

(6)	Pursuant to his employment agreement, this amount includes cash severance provided to Mr. Burns following his retirement on February 12, 2009.

(7)	This amount reflects $175,000 in consulting fees paid to Mr. Burns pursuant to his transition agreement (as summarized in the company’s Current Report on Form 8-K filed with the SEC on February 12, 2009) and $1,000 in board of directors fees.

2009 Grants of Plan Based Awards
     The following table summarizes grants of plan-based awards made to our named executive officers in 2009.

			All Other Option
		Estimated Future Payouts	Awards:
		Under Non-Equity	Number of
		Incentive	Securities		Grant Date
		Plan Awards	Underlying	Exercise Price of	Fair Value of
		Target	Options	Option Awards	Option Awards
Name	Grant Date	($)(1)	(#) (2)	($/Share)	($)(3)
Jeffrey D. Warne	02/10/09	478,313	150,000	2.74	231,000
	06/03/09	—	150,000	9.76	891,000
Lawrence E. Hyatt	02/10/09	283,176	150,000	2.74	231,000
Wilson Craft	10/06/09	71,885	150,000	9.62	943,500
John R. Grady	02/10/09	214,200	125,000	2.74	192,500
Lawrence D. Taylor	02/10/09	179,760	60,000	2.74	92,400
Gregory L. Burns	—	—	—	—	—

(1)	The amounts shown in this column reflect the target bonus level that could have been earned under the company’s cash bonus plan for fiscal year 2009. The plan is described under “Compensation Discussion and Analysis — Cash Bonuses.” On average, our executives earned 28.7% of target bonus, as reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Our bonus plan for named executive officers, as described in the Compensation Discussion & Analysis, was funded based on improvements over 2008 EBITDA. The plan therefore did not specify “threshold” payouts; maximum amounts would have been imposed at levels required to comply with Internal Revenue Code Section 162(m), as called for under our shareholder-approved Executive Incentive Plan.

(2)	Option grants vest in February 2012.

(3)	The amounts shown in this column represent the grant date fair value of the stock options as determined for financial reporting purposes. Assumptions used in the calculation of these amounts are discussed in footnotes 1 and 6 to the company’s audited financial statements for the fiscal year ended December 27, 2009, which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 12, 2010.

Outstanding Equity Awards at Fiscal 2009 Year-End
     The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 27, 2009.

	Option Awards				Stock Awards
								Equity
								Incentive	Equity Incentive
								Plan	Plan Awards:
								Awards:	Market or
							Market	Number of	Payout Value
	Number of	Number of			Number of		Value of	Unearned	of Unearned
	Securities	Securities			Shares or		Shares or	Shares, Units	Shares, Units
	Underlying	Underlying			Units of		Units of	or Other	or Other
	Unexercised	Unexercised	Option		Stock That		Stock That	Rights That	Rights That
	Options	Options	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)	(#)	($)
Jeffrey D. Warne	—	150,000	2.74	02/10/15	8,590	(3)	59,701	—	—
	—	150,000	9.76	02/10/15	12,219	(5)	84,922	—	—
	—	—	—	—	—		—	12,219 (6)	84,922
	—	—	—	—	—		—	—	—

Lawrence E. Hyatt	—	150,000	2.74	02/10/15	7,946	(3)	55,225	—	—
	—	—	—	—	7,500	(4)	52,125	—	—
	—	—	—	—	11,356	(5)	78,924	—	—
	—	—	—	—	—		—	11,356 (6)	78,924

Wilson Craft	—	150,000	9.62	02/10/15	—		—	—	—

John R. Grady	24,000	—	20.42	01/27/13	6,443		44,779	—	—
	—	125,000	2.74	02/10/15	9,775	(3)	67,936	—	—
	—	—	—	—	—		—	9,775 (6)	67,936

Lawrence D. Taylor	—	60,000	2.74	02/10/15	4,949	(3)	34,396	—	—
	—	—	—	—	7,000	(5)	48,650	—	—
	—	—	—	—	—		—	7,000 (6)	48,650

Gregory Burns	30,000 (1)	—	11.88	02/15/10	—		—	—	—
	79,200 (2)	—	21.19	02/19/13	—		—	—	—

(1)	These options vested in connection with Mr. Burns’ retirement from the company and expired on February 15, 2010.

(2)	These vested shares will remain exercisable through the original expiration date of February 13, 2013.

(3)	One-half of these shares of restricted stock vested on February 8, 2010, and the remaining shares will vest on February 7, 2011.

(4)	One-half of these shares of restricted stock will vest on November 14, 2010 and the remaining shares will vest on November 14, 2011.

(5)	One-third of these shares of restricted stock vested on March 10, 2010 and the remaining two-thirds vest on in equal installments March 10, 2011 and March 10, 2012, respectively.

(6)	Up to one-fourth of the total number of shares granted may vest on each of the first four anniversaries of the grant date, March 10, 2008, based on the attainment of one or more performance targets established for the fiscal year by the compensation and human resources committee of the company. If the company does not meet or exceed one or more of the performance target(s) for each fiscal year, then the shares eligible for vesting in such fiscal year which have not vested are forfeited. One-fourth of these shares were forfeited in 2009 as the applicable performance targets for the fiscal year ending December 28, 2008 were not met. For the fiscal year ending December 27, 2009, performance fell between the threshold goal and the target goal. Of the shares eligible for vesting with respect to 2009, 85.5% vested March 10, 2010 and 14.5% were forfeited.

2009 Option Exercises and Stock Vested
     The following table summarizes the number of options exercised and the number of restricted stock awards that vested and the value realized by our named executive officers as a result of such event during 2009.

	Option Awards		Stock Awards
			Number of
	Number of Shares		Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
	(#)	($)	(#)	($)
Name (a)	(b)	(c)	(d)	(e)(1)
Jeffrey D. Warne	—	—	4,295	11,339
	—	—	6,667	18,268
	—	—	6,865	19,497
	—	—	4,072	8,714
Lawrence E. Hyatt	—	—	3,973	10,489
	—	—	6,350	18,034
	—	—	3,785	8,100
	—	—	3,750	27,075
Wilson Craft	—	—	—	—
John R. Grady	—	—	3,221	8,503
	—	—	5,149	14,623
	—	—	3,258	6,972
Lawrence D. Taylor	—	—	2,474	6,531
	—	—	2,333	4,993
	—	—	3,334	25,738
Gregory L. Burns	—	—	11,298	29,827
	—	—	126,086	330,345

(1)	The amounts shown in column (e) represent the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock acquired on vesting by the closing stock price on the vesting date.

2009 Non-Qualified Deferred Compensation
     The following table summarizes non-qualified deferred compensation earned by our named executive officers in 2009.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last FY	Last FY	Last FY	Distributions	FYE
Name(a)	($)(1)	($)(2)	($)	($)	($)(3)
Jeffrey D. Warne	32,435	24,236	52,230	—	237,580
Lawrence E. Hyatt	—	—	592	44,869	0
Wilson Craft	—	—	—	—	—
John R. Grady	21,832	16,374	41,882	227,363	45,218
Lawrence D. Taylor	—	—	(3,845)	78,420	13,278
Gregory L. Burns	8,550	4,809	105,576	811,362	0

(1)	Executive contributions are part of “Salary” in the Summary Compensation Table. Mr. Craft did not participate in the company’s non-qualified deferred compensation plan in 2009.

(2)	Registrant contributions are included under “All Other Compensation” in the Summary Compensation Table. company matching contributions equal 100% of the first 3% of compensation and 50% of the next 3% of compensation.

(3)	The amounts in this column include amounts reported as compensation to the executive in the Summary Compensation Tables in prior years’ proxy statements as follows: Mr. Warne – $186,498; Mr. Grady – $142,738 (not taking into account amounts distributed to him in 2009 in connection with Internal Revenue Code Section 409A transition relief); and Mr. Taylor – $86,469 (not taking into account amounts distributed to him in 2009 connection with Internal Revenue Code Section 409A transition relief). Mr. Burns’ balance was distributed to him in connection with his retirement. Mr. Hyatt’s balance was distributed to him in connection with Internal Revenue Code 409A transition relief.

Potential Payments Upon Termination or Change of Control
     The following tables summarize the potential payments to be made to our named executive officers upon termination of their employment or a change of control of the company, assuming termination on December 27, 2009.
Jeffrey D. Warne

			Termination
			following Change	Termination
		Termination by	of Control other	following
	Termination by	company with	than for Death,	Change of
	company without	Cause or by	Disability or	Control with
	Cause or by	Executive	Retirement,	Cause or
	Executive with	without	without Cause, or	without
	Good Reason	Good Reason	with Good Reason	Good Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)
Severance	1,800,000	—	1,800,000	—	—	—	—
Accelerated vesting of stock options(1)	—	—	631,500	631,500	—	—	—
Accelerated vesting of restricted stock	—	—	229,544	229,544	229,544	229,544	229,544
Non-qualified deferred compensation plan	218,168	218,168	218,168	218,168	237,580	218,168	218,168
Post-termination health insurance	12,489	—	12,489	—	—	—	—

Total	2,030,657	218,168	2,891,701	1,079,212	467,124	447,712	447,712

(1)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal 2009 Year-End table above. Amounts represent the maximum profit Mr. Warne would have received had he exercised any vested options that were in-the-money on December 27, 2009, including those that vested in connection with a change of control, and sold the underlying stock at $6.95 per share, which was the closing price of one share of the company’s stock on such date. Outstanding vested and exercisable options held on December 27, 2009 that were out-of-the-money (exercise price above $6.95) are not reflected in this row as the intrinsic value for these options was $0.
Lawrence E. Hyatt

			Termination
			following Change	Termination
		Termination by	of Control other	following
	Termination by	company with	than for Death,	Change of
	company without	Cause or by	Disability or	Control with
	Cause or by	Executive	Retirement,	Cause or
	Executive with	without	without Cause, or	without
	Good Reason	Good Reason	with Good Reason	Good Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)
Severance	705,826	—	752,320	—	—	—	—
Accelerated vesting of stock options(1)	—	—	631,500	631,500
Accelerated vesting of restricted stock	—	—	265,199	265,199	265,199	265,199	265,199
Non-qualified deferred compensation plan(2)	—	—	—	—		—	—
Post-termination health insurance	14,385	—	21,577	—	—	—	—

Total	720,211	—	1,670,596	896,699	265,199	265,199	265,199

(1)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal 2009 Year-End table above. Amounts represent the maximum profit Mr. Hyatt would have received had he exercised any vested options that were in-the-money on December 27, 2009, including those that vested in connection with a change of control, and sold the underlying stock at $6.95 per share, which was the closing price of one share of the company’s stock on such date. Outstanding vested and exercisable options held on December 27, 2009 that were out-of-the-money (exercise price above $6.95) are not reflected in this row as the intrinsic value for these options was $0.

(2)	On January 15, 2009, Mr. Hyatt’s entire vested account balance was distributed to him pursuant to his distribution elections under IRS 409(A) transition relief.

Wilson L. Craft

Termination
			following Change of	Termination
		Termination by	Control other than	following
	Termination by	company with	for Death,	Change of
	company without	Cause or by	Disability	Control with
	Cause or by	Executive	or Retirement,	Cause or
	Executive with	without	without Cause, or	without
	Good Reason	Good Reason	with Good Reason	Good Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)
Severance	756,500	—	721,413	—	—	—	—
Accelerated vesting of stock options(1)	—	—	—	—	—	—	—
Accelerated vesting of restricted stock	—	—	—	—	—	—	—
Non-qualified deferred compensation plan	—	—	—	—	—	—	—
Post-termination health insurance	1,455	—	2,183	—	—	—	—

Total	757,955	—	723,596	—	—	—	—

(1)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal 2009 Year-End table above. Amounts represent the maximum profit Mr. Craft would have received had he exercised any vested options that were in-the-money on December 27, 2009, including those that vested in connection with a change of control, and sold the underlying stock at $6.95 per share, which was the closing price of one share of the company’s stock on such date. Outstanding vested and exercisable options held on December 27, 2009 that were out-of-the-money (exercise price above $6.95) are not reflected in this row as the intrinsic value for these options was $0.
John R. Grady

			Termination
			following Change of	Termination
		Termination by	Control other than	following
	Termination by	company with	for Death,	Change of
	company without	Cause or by	Disability	Control with
	Cause or by	Executive	or Retirement,	Cause or
	Executive with	without	without Cause, or	without Good
	Good Reason	Good Reason	with Good Reason	Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)
Severance	571,200	—	583,517	—	—	—	—
Accelerated vesting of stock options(1)	—	—	526,250	526,250	—	—	—
Accelerated vesting of restricted stock	—	—	180,651	180,651	180,651	180,651	180,651
Non-qualified deferred compensation plan(2)	45,218	45,218	45,218	45,218	45,218	45,218	45,218
Post-termination health insurance	15,945	—	23,918	—	—	—	—

Total	632,363	45,218	1,359,554	752,119	225,869	225,869	225,869

(1)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal 2009 Year-End table above. Amounts represent the maximum profit Mr. Grady would have received had he exercised any vested options that were in-the-money on December 27, 2009, including those that vested in connection with a change of control, and sold the underlying stock at $6.95 per share, which was the closing price of one share of the company’s stock on such date. Outstanding vested and exercisable options held on December 27, 2009 that were out-of-the-money (exercise price above $6.95) are not reflected in this row as the intrinsic value for these options was $0.

(2)	On January 15, 2009, Mr. Grady’s entire vested account balance was distributed to him pursuant to his distribution elections under IRS 409(A) transition relief.
Lawrence D. Taylor

			Termination	Termination
	Termination by	Termination by	following Change of	following
	company	company with	Control other than	Change of
	without Cause	Cause or by	for Death, Disability	Control with
	or by Executive	Executive	or Retirement,	Cause or
	with Good	without Good	without Cause, or	without Good
	Reason	Reason	with Good Reason	Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)
Severance	479,360	—	518,740	—	—	—	—
Accelerated vesting of stock options(1)	—	—	252,600	252,600	—	—	—
Accelerated vesting of restricted stock	—	—	131,695	131,695	131,695	131,695	131,695
Non-qualified deferred compensation plan(2)	7,417	7,417	7,417	7,417	13,278	7,417	7,417
Post-termination health insurance	9,131	—	13,697	—	—	—	—

Total	495,908	7,417	924,149	391,712	144,973	139,112	139,112

(1)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal 2009 Year-End table above. Amounts represent the maximum profit Mr. Taylor would have received had he exercised any vested options that were in-the-money on December 27, 2009, including those that vested in connection with a change of control, and sold the underlying stock at $6.95 per share, which was the closing price of one share of the company’s stock on such date. Outstanding vested and exercisable options held on December 27, 2009 that were out-of-the-money (exercise price above $6.95) are not reflected in this row as the intrinsic value for these options was $0.

(2)	On February 17, 2009, Mr. Taylor’s entire vested account balance was distributed to him pursuant to his distribution elections under IRS 409(A) transition relief.

2009 Director Compensation
     The table below represents the compensation earned by each non-employee director during fiscal 2009.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
	($)	($)	($)	($)
Name (a)	(b)(1)	(c)(2)	(g)(3)	(h)
William F. Andrews	60,500	79,992	—	140,492
Arnaud Ajdler	62,000	79,992	—	141,992
Douglas Benham	202,253	95,217	—	297,470
Philip J. Hickey, Jr.	102,859	139,996	—	242,855
Gregory Monahan	57,000	79,992	—	136,992
Dale W. Polley	77,500	79,992	2,000	159,492
Richard Reiss, Jr.	72,500	79,992	—	152,492
G. Nicholas Spiva	18,500	—	—	18,500
H. Steve Tidwell	62,000	79,992	—	141,992
Robert J. Walker	63,000	79,992	—	142,992
Shirley A. Zeitlin	64,000	79,992	—	143,992

(1)	In addition to board fees, the amount in column (b) includes an additional payment to Mr. Benham of $142,500 for his services as interim liaison director and chair of the executive committee and an additional payment to Mr. Hickey of $15,659 for his services as non-executive chairman.

(2)	The amounts in column (c) reflect the aggregate grant date fair value, as determined for financial reporting purposes, for awards granted in 2009. In connection with his services as interim liaison director and chair of the executive committee, Mr. Benham received a stock award with a grant date fair value of $15,225 on January 5, 2009. Upon his election to the board of directors, Mr. Hickey received a restricted stock award with a grant date fair value of $100,000 on January 5, 2009. Additionally, upon his appointment as non-executive chairman, Mr. Hickey received a restricted stock award with a grant date fair value of $39,996 on August 18, 2009. The grant date fair value of the customary annual stock award to each non-employee director in fiscal 2009 was $79,992. As of December 27, 2009, the aggregate number of stock awards and the aggregate number of option awards outstanding at fiscal year end for each of our non-employee directors was as follows: Mr. Andrews – 15,746 shares of restricted stock; Mr. Ajdler – 15,467 shares of restricted stock; Mr. Benham – 15,467 shares of restricted stock; Mr. Hickey – 54,273 shares of restricted stock; Mr. Monahan – 15,467 shares of restricted stock; Mr. Polley – 15,746 shares of restricted stock and 16,250 options; Mr. Reiss – 15,746 shares of restricted stock and 17,000 options; Mr. Tidwell – 15,746 shares of restricted stock and 17,000 options; Mr. Walker – 15,746 shares of restricted stock and 24,750 options; and Ms. Zeitlin – 15,746 shares of restricted stock and 17,000 options.

(3)	The amount shown in column (g) for Mr. Polley represents a $2,000 matching charitable contribution made by the company during 2009 pursuant to the company’s non-employee director compensation policy, as described below:

a.	Each non-employee director is eligible for an O’Charley’s Inc. donation match to their charity of choice.

b.	The match is based on the non-employee directors’ personal donations and not those made by business affiliations.

c.	The match is capped at $2,000 per year, per non-employee director and may be divided between two separate charities at $1,000 each or $2,000 per charity at any time during the fiscal year
     During 2009, non-employee directors received an annual retainer of $25,000 payable in cash in quarterly installments, a fee of $3,000 for each board of directors meeting attended in person (other than executive committee meetings), a fee of $3,000 for each committee meeting attended in person (other than executive committee meetings), and fees of $1,000 for each board of directors meeting and $500 for each committee meeting in which the director participated by telephone (other than executive committee meetings). Directors were reimbursed for travel expenses associated with serving as a director. In addition, each non-employee member of the executive committee was paid a fee of $3,000 per quarter. Directors who served as chairs of each of the audit, compensation and human resources and nominating and corporate governance committees received an annual fee of $6,000 payable in cash in quarterly installments. The chairman of the board received an annual retainer of $75,000 payable in cash in quarterly installments in addition to the board retainer and other fees. In 2009, we disbanded our executive committee and instituted telephonic meetings among the full board of directors held in each of the nine four-week accounting periods where an in-person board meeting is not held. Directors who are officers or employees of the company receive no compensation for serving as members of the board of directors. The aggregate amount of fees paid to the non-employee directors for the 2009 fiscal year was $842,112. The company also matches charitable contributions by its non-employee directors up to an aggregate of $2,000 annually for each non-employee director.
     Each non-employee director receives a grant of restricted stock valued at $100,000 on the date of his or her initial election or appointment to the board of directors. These shares vest in three equal, annual installments beginning on the first anniversary date of the grant. In addition, on the date of each annual meeting of shareholders, each non-employee director who continues as a director following such meeting and who has served as a director for at least 11 months prior to such meeting receives a grant of restricted stock valued at $80,000 based on the closing price of the company’s common stock on the date of grant. The shares vest in full on the date of the next annual meeting of shareholders following the date of grant.
     The board of directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interests of the company’s shareholders and the financial abilities of the company.
Compensation Committee Interlocks
     During fiscal year 2009, the compensation and human resources committee of the board of directors was composed of Messrs. Ajdler, Reiss and Tidwell, and Ms. Zeitlin. None of these persons has at any time been an officer or employee of the company or any of its subsidiaries. In addition, there are no relationships among the company’s executive officers, members of the compensation and human resources committee or entities whose executives serve on the board of directors or the compensation and human resources committee that require disclosure under applicable SEC regulations.
Compensation and Human Resources Committee Report
     The compensation and human resources committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the compensation and human resources committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Arnaud Ajdler	Richard Reiss, Jr.	H. Steve Tidwell	Shirley A. Zeitlin
Equity Compensation Plans
     The table below sets forth the following information as of December 27, 2009 with respect to the compensation plans (including individual compensation arrangements) under which the company’s equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by the company’s security holders and (ii) all compensation plans not previously approved by the company’s security holders:
•	the number of securities to be issued upon the exercise of outstanding options;

•	the weighted-average exercise price of the outstanding options; and

•	the number of securities remaining available for future issuance under the plans.
     In addition to options, warrants and rights, the company’s stock incentive plan allows awards to be made in the form of restricted stock or other forms of equity-based compensation. Shares of restricted stock previously issued by the company are not reflected in the table below.
     All of the company’s stock compensation plans have been approved by the company’s shareholders.

	Number of securities	Weighted average	Number of
	to be issued upon	exercise price of	securities
	exercise of	outstanding	remaining
	outstanding options,	options, warrants	available for
Plan Category	warrants and rights	and rights	future issuance
Equity compensation plans approved by security holders	2,704,983	$11.03	645,699
Equity compensation plans not approved by security holders	157,834	$9.62	__
Total	2,862,817	$10.93	645,699

AUDIT COMMITTEE REPORT
     The audit committee of the board of directors is composed of three directors who are independent directors as defined under the applicable rules of the SEC and Nasdaq Marketplace Rule 5605(c)(2). Currently, the members of the audit committee are William F. Andrews, Douglas Benham and Dale W. Polley. Mr. Hickey joined the audit committee in January 2009 and subsequently left upon his appointment as chairman of the board of directors in June 2009. Mr. Benham joined the audit committee in June 2009.
     The audit committee operates under a written charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the company’s website at www.ocharleysinc.com. The audit committee reviews the company’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the company’s financial statements and financial reporting process, including assessing the effectiveness of the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of the company’s financial statements in accordance with standards established by the Public company Accounting Oversight Board, expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and auditing and reporting on the effectiveness of the company’s internal control over financial reporting.
     The audit committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting. Specifically, the audit committee has reviewed and discussed with management and the auditor the audited financial statements. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the audit committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the company and management. The audit committee has considered whether the independent registered public accounting firm’s provision of any non-audit services to the company is compatible with the independent registered public accounting firm’s independence.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 27, 2009, for filing with the SEC.

William F. Andrews	Douglas Benham	Dale W. Polley (Chair)
     The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The audit committee of the board of directors of the company has selected KPMG LLP to serve as the independent registered public accounting firm for the current fiscal year. Such firm has served as the company’s independent registered public accounting firm since August 1991. Representatives of KPMG LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.
Fees Billed to the company by KPMG LLP During 2009 and 2008
     On behalf of the company, the audit committee retained KPMG LLP to audit the company’s consolidated financial statements and its internal control over financial reporting for 2009. In connection with the audit of the company’s consolidated financial statements for fiscal 2008, the audit committee entered into an engagement letter with KPMG LLP which set forth the terms by which KPMG LLP performed its audit services. That agreement is subject to alternative dispute resolution procedures, which the company has agreed are the sole methodologies for the resolution of any disputes, and contains an exclusion of punitive damages.
     Audit Fees. Audit fees include fees paid by the company to KPMG LLP in connection with its annual audit of the company’s consolidated financial statements and internal control over financial reporting and review of the company’s interim financial statements. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by the company’s independent registered public accounting firm. Such services include comfort letters and consents related to registration statements filed with the SEC and other capital-raising activities. The aggregate fees billed to the company by KPMG LLP for audit services rendered to the company and its subsidiaries for the fiscal years ended December 27, 2009 and December 28, 2008 were $509,500 and $627,900, respectively.
     Audit-Related Fees. Audit-related services include due diligence and audit services related to mergers and acquisitions, accounting consultations, employee benefit plan audits and certain attest services. KPMG LLP did not bill the company any fees for audit-related services rendered to the company and its subsidiaries for the fiscal years ended December 27, 2009 and December 28, 2008.
     Tax Fees. KPMG LLP did not bill the company any fees for tax-related services rendered to the company and its subsidiaries for the fiscal years ended December 27, 2009 and December 28, 2008.
     All Other Fees. KPMG LLP did not bill any other fees to the company for the fiscal years ended December 27, 2009 and December 28, 2008.
     The audit committee considered these fees and concluded that the performance of these services was consistent with KPMG LLP’s independence.
     The audit committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm to the company. The policy requires that all services that KPMG LLP, the company’s independent auditor, may provide to the company, including audit services and permitted audit-related and non-audit services, be pre-approved by the audit committee. The audit committee approved all audit and non-audit services provided by KPMG LLP during the year ended December 27, 2009.
PROPOSAL 2: RATIFICATION OF KPMG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010
     Shareholder ratification of the selection of KPMG LLP is not required by our bylaws or otherwise. However, we are submitting the selection of KPMG LLP to our shareholders for ratification. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the shareholders ratify the selection, the audit committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of O’Charley’s Inc. and its shareholders.
     The board of directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010.
PROPOSAL 3: SHAREHOLDER PROPOSAL
     People for the Ethical Treatment of Animals (PETA), located at 501 Front Street, Norfolk, Virginia 23510, has advised us that they intend to present the following shareholder proposal at our annual meeting. We have received verification from PETA’s broker indicating that PETA is the beneficial owner of 650 shares of our common stock.
     RESOLVED, that to advance the company’s financial interests and the welfare of chickens and turkeys killed for its restaurants, shareholders encourage the board to purchase 100 percent of turkey from suppliers that use controlled-atmosphere killing (CAK), a less cruel method of slaughter, by the end of 2010, and to require the company’s chicken suppliers to switch to CAK within five years.
Supporting Statement
     O’Charley’s suppliers’ current slaughter method is cruel and inefficient. Consider the following:
•	O’Charley’s poultry suppliers use electric immobilization in their slaughterhouses. This involves shackling live birds, shocking them with electrified water in a “stun” bath, cutting their throats, and removing their feathers in tanks of scalding-hot water.

•	Birds often suffer broken bones, bruising, and hemorrhaging during the shackling process, which lowers product quality and yield. They also peck and scratch at each other, which increases carcass contamination.

•	Because the electric current in the “stun” bath is kept too low to effectively render birds unconscious, many have their throats cut while they are still able to feel pain.

•	Birds are often scalded to death in defeathering tanks. When this happens, they often defecate, further decreasing yield and increasing the likelihood of contamination.

•	Frenzied birds flap their wings, kick workers, and vomit and defecate on them, leading to increased worker injuries and illness and poor overall ergonomics.
     CAK is better for the birds’ welfare and more efficient. Consider the following benefits:
•	With CAK, birds who are still in their transport crates are placed in chambers, where their oxygen is replaced with nonpoisonous gasses, putting them “to sleep.”

•	Every published report on CAK and numerous meat-industry scientific advisors—including Drs. Temple Grandin, Mohan Raj, and Ian Duncan—have concluded that it is superior to electric immobilization with regard to animal welfare.

•	Because there is no live shackling or live scalding, product quality and yield are greatly improved and contamination is drastically decreased. The manager of a CAK turkey plant in Ohio told Poultry USA that since switching to CAK, his company is “starting to quantify the improvements in yield and labor, [and] see the benefits in wings, wing meat, and breast meat.”

•	Because workers never handle live birds, ergonomics improve, injury and illness rates decrease, and the opportunities for workers to abuse live birds are eliminated. The turnover rate at a Nebraska poultry plant dropped by 75 percent after it installed a CAK system.
     The following O’Charley’s competitors are moving toward CAK:
•	Burger King, Popeye’s, Wendy’s, Hardee’s, and Carl’s Sr. give purchasing preference or consideration to chicken suppliers that use CAK.

•	KFCs in Canada, Ruby Tuesday, Quiznos, Kroger, A&P, Harris Teeter, and Winn-Dixie are already sourcing chickens or turkeys killed by CAK.
     We urge shareholders to support this socially and ethically responsible resolution.
Management’s Statement in Opposition of the Proposal
     Our board of directors recommends a vote AGAINST this shareholder proposal.
     O’Charley’s Inc. is a purchaser, not a processor, of poultry products and, therefore, does not control the processing methods used by its suppliers. Our company seeks to provide high-quality, freshly prepared food at moderate prices and with attentive guest service. We do, of course, support the appropriate treatment of animals, and we use suppliers who we believe adhere to processing methods which are appropriate for the industry. PETA is aware of our concerns regarding the humane treatment of animals and we have met with them to discuss our policies and practices in this area.
     The National Chicken Council released a statement in 2009 that said, “According to scientists, there is no advantage in terms of animal welfare for gas killing systems for poultry compared to the conventional stunning systems used by the United States chicken industry. The industry feels that while gas systems are worthy of further study, there is no proven reason yet to move away from conventional stunning systems.” We do not believe that it is appropriate, at this time, for us to specify which method our suppliers should use or give preference to suppliers that use CAK. It is our practice to do business with suppliers who maintain our quality standards and share our commitment to animal welfare and food safety.
     We do not believe that giving purchasing preference to chicken suppliers that use or switch to CAK methods will advance the financial interests of our company, benefit our shareholders or enhance our guests’ dining experiences.
     For these reasons, the board of directors recommends that you vote AGAINST this proposal.
CERTAIN TRANSACTIONS
     Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% shareholders or their family members that require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.
     We have adopted a written related party transaction policy, administered by our audit committee, that requires the audit committee to review and either ratify, approve or disapprove all “Interested Transactions,” subject to certain exceptions for specified “pre-

approved transactions” not believed to create a material interest with respect to a “Related Party.” “Interested Transactions” are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:
•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or material indirect interest.
     For purposes of the policy, a “Related Party” is any:
•	person who is or was (since the beginning of the last fiscal year for which the company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the company’s common stock, other than entities that hold 5% or more and do not participate on the board or receive any other rights that would indicate participation in the operations or management of the company’s business;

•	immediate family member of any of the foregoing; or

•	firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
     In determining whether to approve or ratify an Interested Transaction under the policy, the audit committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the company of the proposed transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.
     In addition, the audit committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.
PROPOSALS OF SHAREHOLDERS
     Under the rules of the SEC, if a shareholder wants to include a proposal in our proxy statement and form of proxy for presentation at our 2011 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at 3038 Sidco Drive, Nashville, Tennessee 37204. Proposals must be in writing and must be received by the company prior to November 29, 2010. The proposal should be sent to the attention of the Secretary of the company by certified mail, return receipt requested.
     In addition, the company’s bylaws contains advance notice provisions requiring that for shareholders to propose an item of business, or a shareholder director nomination, to be brought before and considered at the 2011 annual meeting of shareholders, such shareholder must provide notice thereof to the secretary of the company no later than November 29, 2010. A notice of a proposed item of business or shareholder director nomination must include certain information about the shareholder and the proposed item of business or nominee, as applicable, as set forth in the company’s bylaws.
PROXY SOLICITATION COSTS
     The accompanying form of proxy is solicited on behalf of the board of directors of the company. The cost of solicitation of proxies will be borne by the company, including expenses in connection with preparing, assembling, and mailing the notice of Internet availability and printed proxy materials. Such solicitation will be made by mail and may also be made by the company’s regular officers or employees personally or by telephone or telecopy. The company may reimburse brokers, custodians, and their nominees for their expenses in forwarding proxies and proxy materials to beneficial owners.
DELIVERY OF SHAREHOLDER DOCUMENTS
     SEC rules allow the company to send a single copy of the notice regarding the Internet availability of proxy materials or printed proxy materials to any household at which two or more shareholders reside if the company believes the shareholders are members of the same family, unless the company has received contrary instructions from a shareholder. This process, known as “householding,” reduces the volume of duplicate information received at your household, conserves natural resources and helps reduce the company’s expenses. The rules apply to the company’s annual reports and proxy statements.

     If your shares are registered in your own name and you would like to receive your own notice of Internet availability of proxy materials or printed set of the company’s annual disclosure documents this year or in future years, or if you share an address with another shareholder and together both of you would like to receive only a single notice regarding the Internet availability of proxy materials or set of the company’s annual disclosure documents, please contact the company’s corporate secretary by calling 1-615-256-8500 or writing to the company at O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204, Attention: Secretary. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly. The company will deliver promptly upon oral or written request a separate copy of the notice regarding the Internet availability of proxy materials or printed proxy materials and annual report to shareholders to a shareholder at a shared address to which a single copy of the documents was delivered.
     A copy of the company’s Annual Report on Form 10-K, including exhibits, for the fiscal year ended December 27, 2009 may be obtained, without charge, by any shareholder to whom this proxy statement is sent, upon written request to: Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204.

O’CHARLEY’S INC.
ATTN: CORPORATE SECRETARY
3038 SIDCO DRIVE
NASHVILLE, TN 37204
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M22162-P92021	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

O’CHARLEY’S INC.
1.	Election of Directors
The Board of Directors recommends you vote
FOR the following nominees:			For	Against	Abstain
Nominees:

	a.	Arnaud Ajdler	☐	☐	☐

	b.	William F. Andrews	☐	☐	☐	The Board of Directors recommends you		For	Against	Abstain
vote FOR Proposal 2:

	c.	Douglas Benham	☐	☐	☐	2.	Proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2010.	☐	☐	☐

	d.	Philip J. Hickey, Jr.	☐	☐	☐

	e.	Gregory Monahan	☐	☐	☐	The Board of Directors recommends you vote
AGAINST Proposal 3:

	f.	Dale W. Polley	☐	☐	☐	3.	Shareholder proposal submitted by PETA.	☐	☐	☐

	g.	Richard Reiss, Jr.	☐	☐	☐

	h.	H. Steve Tidwell	☐	☐	☐

	i.	Robert J. Walker	☐	☐	☐

	j.	Jeffrey D. Warne	☐	☐	☐

	k.	Shirley A. Zeitlin	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M22163-P92021

O’CHARLEY’S INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
This Proxy is solicited on behalf of the Board of Directors of O’Charley’s Inc. (the “Company”) for
use at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on
Wednesday, May 12, 2010.
          The undersigned hereby appoints Colin M. Daly, Lawrence E. Hyatt, and each of them, attorneys and proxies with full power of substitution to vote in the name of and as proxy for the undersigned all the shares of common stock of the Company held of record by the undersigned on March 19, 2010, at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Wednesday, May 12, 2010, at the Company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, and at any adjournment thereof.
          If properly signed, dated and returned, this proxy will be voted as specified on the reverse side. If you sign and return this proxy, but do not provide specific direction with respect to a voting item, this proxy will be voted with respect to such item as recommended by the Board of Directors. The proxies are also authorized to vote upon all other matters as may properly come before the meeting, or postponement thereof, utilizing their own discretion.
Continued and to be signed on reverse side